                                                                    Exhibit 99.8

                                 BAREFOOT INC.
                           450 W. Wilson Bridge Road
                            Worthington, Ohio 43085


                               November 11, 1996


The ServiceMaster Company
One SeviceMaster Way
Downers Grove, Illinois 60515
Attention: Carlos H. Cantu
           President and Chief Executive Officer

                Re:  Confidentiality Agreement
                     -------------------------

Gentlemen:

In connection with your consideration of a possible transaction with Barefoot Inc. (the "Company") and its stockholders, you have requested information concerning the Company. As a condition to your being furnished such information (which may include information provided in writing, orally or by inspection), you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise) which is furnished to you or your advisors by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information which (i) is already in your possession, provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by you or your directors, officers, employees, agents or advisors, or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

The ServiceMaster Company
November 11, 1996
Page 2

You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and its stockholders and you, and that such information will be kept confidential by you and your advisors; provided, however, that (i) any of such information may be disclosed to your directors, officers and employees and representatives of your advisors who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such directors, officers, employees and representatives shall be informed by you of (a) the confidential nature of such information and (b) the terms of this agreement and the obligation of confidentiality undertaken by you under this agreement, and shall be directed by you to treat such information confidentially), (ii) any disclosure of such information may be made to which the Company consents in writing, and (iii) any disclosure required by applicable law or legal proceedings may be made, subject to compliance with this agreement. You will be liable for any breach of this agreement by any of your directors, officers, employees, representatives or advisors.

You hereby acknowledge that you are aware, and that you will advise such directors, officers, employees and representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, non-public information, including information concerning the matters which are the subject of this letter, from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

In addition, without the prior written consent of the Company, you will not, and will direct such directors, officers, employees and representatives not to disclose to any person the fact that discussions or negotiations are taking place concerning a possible transaction between you and the Company and its stockholders, including the status thereof, except for disclosures required by applicable law or legal proceedings. Conversely, without your prior written consent, the Company will not, and will direct its directors, officers, employees and representatives not to, disclose to any person the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and you, including the status thereof, except for disclosures required by applicable law or legal proceedings. Notwithstanding any provision of this letter to the contrary, in the event that you are requested or required in a judicial, administrative or governmental proceeding to disclose any Evaluation Material, you will provide us with prompt written notice of such request and all related proceedings so that we may seek an appropriate protective order or waive your compliance with the confidentiality provisions of this letter. If, as a result of any such request or requirement, you are, in the written opinion of your counsel, compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or other censure or penalty, you may disclose such Evaluation Material to such tribunal without liability hereunder provided that you comply with the notice provisions of this paragraph.

The ServiceMaster Company
November 11, 1996
Page 3


You also agree that the Company shall be entitled to equitable relief, including injunctive relief, in the event of any breach of the provisions of this agreement and that you shall not oppose the granting of such relief.

Although the Company will endeavor to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its representatives or advisors shall have any liability to you or of any your representatives or advisors resulting from the use of the Evaluation Material.

In consideration of the fact that you will be expending time and incurring costs in order to determine whether to propose a transaction with the Company and its stockholders, we agree that for a period of 32 days from the date of this letter, the Company will not solicit any prospective purchasers of all or substantially all of the assets of the Company or of equity interests in the Company.

If you determine that you do not wish to proceed with the transaction which is the subject of this letter, you will promptly advise us of that decision. In the event that the Company or you decides not to proceed with such transaction, you shall promptly return to the Company at the Company's request all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by you, the Company, your advisors or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. Notwithstanding the foregoing provisions, you shall not be required to deliver to the Company the materials which you generate internally and which do not constitute copies of the Evaluation Materials, including (but not limited to) financial analyses prepared for your management and reports made to your board of directors, provided that such materials shall be held by you and kept subject to the terms of this agreement or destroyed.

We each understand and agree that no contract or agreement providing for a transaction with the Company or its stockholders shall be deemed to exist between you and the Company unless and until you and the Company execute and deliver a definitive agreement (a "Transaction Agreement") and we each hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with a possible transaction with the Company unless and until you and the Company shall have executed and delivered a Transaction Agreement. We each also agree that unless and until a Transaction Agreement between the Company and you has been executed and delivered, there is no legal obligation of any kind whatsoever with respect to any such transaction by virtue of this letter or any other written or oral expression with respect to any such transaction except, in the case of this letter, for the matters specifically agreed to herein.

The ServiceMaster Company
November 11, 1996
Page 4


Nothing in this agreement shall be deemed to require the Company to accept any offer in connection with a possible transaction. For purposes of this paragraph, the term "Transaction Agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance of an offer or bid on your part. The agreements set forth in this letter may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreements.

Until the earlier of (i) the execution by you of a Transaction Agreement or (ii) two years from the date of this letter agreement, you agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee or agent of the Company or any subsidiary of the Company regarding its business, operations, prospects or finances, except with the express written permission of the Company. You further agree that for a period of two years from the date hereof, you will not hire any of the employees of the Company or any subsidiary of the Company with whom you had contact or any key employees you became aware of during the period of your investigation of the Company.

You also agree that for a period of two years from the date of this letter agreement, neither you nor any of your affiliates (as that term is defined in SEC Rule 144) will, without the prior written consent of the Company:

     (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person;

     (b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" or consents to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company;

     (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions), any extraordinary transaction involving the Company or its securities or assets; or

     (d)    form, join or in any way participate in a "group" as defined in
            Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing.

The ServiceMaster Company
November 11, 1996
Page 5


This letter shall be governed by, and construed in accordance with, the laws of the State of Ohio and may be executed in counterparts.

                                       Very truly yours,

                                       BAREFOOT INC.



                                       By: -------------------------------------
                                           Patrick J. Norton
                                           President and Chief Executive Officer


Confirmed and Agreed to;

THE SERVICEMASTER COMPANY


    /s/ Carlos H. Cantu
By: -------------------------------------
    Carlos H. Cantu
    President and Chief Executive Officer


This 11th day of November, 1996